UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 3, 2009

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 27, 2009, Generex Biotechnology Corporation (the “Company”) entered into a separate Forbearance and Amendment Agreement (“Forbearance Agreement”) with each of the investors that purchased the Company’s 8% Senior Secured Convertible Notes (the “Notes”) pursuant to that certain Securities Purchase Agreement, dated as of March 31, 2008 (the “Securities Purchase Agreement”), by and among the Company and the investors listed on the Schedule of Buyers attached thereto (the “Holders,” and each a “Holder”).  The material terms and conditions of the Forbearance Agreements were disclosed in the Current Report on Form 8-K filed by the Company on March 2, 2009, which disclosures are incorporated by reference herein.  Unless indicated otherwise, capitalized terms used in this Current Report on Form 8-K are defined in the Notes.

Under the Forbearance Agreements, each of the Holders agreed to forbear from exercising certain rights and remedies under the Notes and Security Agreement for a 21-day period ending March 20, 2009 (the “Standstill Period”). Each of the Holders subsequently consented to extend the Standstill Period through April 3, 2009.

On April 3, 2009, the Company delivered to each of the Holders: (i) agreements executed by the Company pertaining to the letter of credit for $3,000,000 that the Company procured from a financing institution and delivered to the Holders on March 20, 2009; and (ii) the irrevocable instructions to the Company’s transfer agent, executed by the Company and its transfer agent, authorizing the transfer agent to issue certificates to each Holder for shares of common stock (or credit shares to such Holder’s balance account at DTC) at such Holder’s request for the Holder’s pro rata portion of the Conversion Shares in payment of Installment Amounts where the Company has not elected a Company Redemption in accordance with the terms of the Note and the Forbearance Agreement or upon the occurrence of an Event of Default after February 27, 2009.

Accordingly, the Company satisfied the delivery requirements within the Standstill Period pursuant to the terms of each of the Forbearance Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: April 3, 2009	/s/ Rose C. Perri
Chief Operating Officer and Chief Financial Officer (principal financial officer)